Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Contact Robert Ferris D +1 215 255 7981 rob.ferris@axalta.com www.axalta.com

AXALTA ANNOUNCES BOARD CHANGES
PHILADELPHIA, PA, June 24, 2019 - Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global supplier of liquid and powder coatings, today announced that Charlie Shaver has resigned as Chairman of its Board of Directors, effective June 30, 2019, to focus on other professional commitments. The Board of Directors has appointed current Independent Presiding Director Mark Garrett as its new Chairman. Mr. Garrett also serves as Chairman of Axalta's Strategic Review Committee.
"I am honored to have served as Axalta's Chairman over the past six years and proud of all the Company has accomplished," said Mr. Shaver. "Axalta's tremendous progress in recent years has enabled the Company to review a range of strategic alternatives from a position of strength, which I strongly believe is the best course of action for Axalta and its shareholders, customers and employees. With the review underway, now is the right time to make this important transition at the Board level. I look forward to watching the next great chapter in Axalta's journey under the exemplary leadership of Mark and Robert Bryant."
"On behalf of the Board, I would like to thank Charlie for the many contributions he has made to Axalta over the past six years, both in the boardroom and as CEO," said Mr. Garrett. "Charlie has played an instrumental role in positioning Axalta for the future by solidifying its market leadership and building a strong foundation for growth. I am honored by the opportunity to build on Axalta's rich history and oversee a comprehensive review of strategic alternatives to maximize value for shareholders."
"I have enjoyed working with Charlie and wish him all the best in the future," said Robert W. Bryant, Axalta's Chief Executive Officer. "I look forward to working closely with Mark and the rest of the Board through the strategic review process and beyond to maximize value for Axalta shareholders."
About Axalta
Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From refinish applications to light vehicles, commercial vehicles and to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With more than 150 years of experience in the coatings industry, the approximately 14,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit Axalta.com and follow us @ Axalta on Twitter and on LinkedIn.

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